Exhibit 13

BROOKFIELD INVESTMENTS CORPORATION
SUBSCRIPTION AGREEMENT

To:          Brookfield Infrastructure L.P. (“BILP”)
Dated:    November 11, 2021

RECITALS:

I.              Brookfield Infrastructure Partners L.P. (“BIP”), a Bermuda exempted limited partnership, has agreed to issue and sell (the “BIP Offering”) 8,240,800 limited partnership units (“LP Units”) of BIP to a syndicate of underwriters (collectively, the “Underwriters”) at a price per LP Unit of $58.65 (the “Public Price”) pursuant to the terms and conditions of a purchase agreement dated November 11, 2021 (the “Underwriting Agreement”) between the Underwriters and BIP.

II.            Pursuant to the terms and conditions of the Underwriting Agreement, BIP has granted to the Underwriters an option to purchase up to 1,236,100 additional LP Units of BIP at a price per LP Unit equal to the Public Price, exercisable at any time up to the 30th day after the Closing Date (as defined below) to cover over-allotments, if any, and for market stabilization purposes.

III.           Upon completion of the BIP Offering, BIP is required pursuant to the terms of the limited partnership agreement of BILP to invest the proceeds in managing general partner units of BILP.

IV.           Brookfield Investments Corporation (“BIC”) is a wholly-owned subsidiary of Brookfield Asset Management Inc. (“BAM”).

V.            BAM owns an approximate 29% interest in BIP assuming the exchange of all of BAM’s redeemable partnership units (“RPUs”). Pursuant to the terms and conditions of this Agreement, BIC wishes to subscribe for 7,104,300 RPUs of BILP.

NOW THEREFORE, BIC and BILP agree as follows:

A.	Subscription

1.             Concurrently with the issue of LP Units to the Underwriters pursuant to the Underwriting Agreement (the “Closing Date”), BIC shall subscribe for and purchase from BILP and BILP shall issue and sell to BIC, 7,104,300 RPUs at a price per RPU equal to $56.304, being the dollar equivalent of the Public Price, less underwriting commissions payable by BIP per LP Unit, for an aggregate price (the “Subscription Amount”) equal to $400,000,507.20 and on the other terms and conditions contained in this Agreement.

2.             The closing of the purchase and sale of RPUs will be conducted via email at 8:00 a.m. on the Closing Date (the “Closing Time”). At the Closing Time, BILP shall deliver to BIC a certificate representing the RPUs registered in the name of BIC, against payment to BILP by wire transfer of the Subscription Amount.

B.	BIC’s Acknowledgements and Agreements

3.	BIC acknowledges and agrees that:

(a)	subject to the condition set forth in paragraph D.5 of this Agreement, this subscription is and shall be irrevocable as against BIC; and

(b)	BIC was not offered the RPUs in the United States, BIC is a non-U.S. person, the sale and purchase of the RPUs, including the execution of this Agreement was, or is being, or will be, as the case may be, executed, outside of the United States, and the sale and purchase of the RPUs is not part of a plan or scheme to evade the registration requirements of the United States Securities Act of 1933, as amended. For purposes of this paragraph (b), “United States” and “non-U.S. person” have the meanings ascribed thereto in Regulation S under such act.

C.	BIC’s Representations, Warranties and Covenants

4.             BIC represents, warrants and covenants to BILP (which representations, warranties and covenants shall survive the Closing Time) and acknowledges that BILP is relying thereon, that:

(a)	BIC is a corporation duly incorporated and is validly existing under the laws of the Province of Ontario;

(b)	BIC has duly executed, authorized and delivered this Agreement, and upon acceptance by BILP, this Agreement will constitute a valid and binding agreement of BIC, enforceable against BIC in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights, general principles of equity that restrict the availability of equitable remedies, and to the extent that enforceability may be limited by applicable securities laws; and

(c)	BIC will, with respect to this Agreement, execute, deliver and file or assist BILP in obtaining and filing such reports, undertakings and other documents relating to the purchase of the RPUs by BIC as may be required by any securities commission, stock exchange or other regulatory authority.

D.	Conditions to Closing of the Purchase and Sale

5.             The obligations of BILP and BIC to complete the purchase and sale of the RPUs at the Closing Time is conditional upon the completion or concurrent completion of the issuance of LP Units pursuant to the terms of the Underwriting Agreement.

6.            BILP’s obligation to issue and sell the RPUs at the Closing Time is subject to the satisfaction or waiver, at the option of BILP, of the following conditions:

(a)	the representations and warranties made by BIC in this Agreement shall be true and correct when made, and shall be true and correct at the Closing Time with the same force and effect as if they had been made on and as of such dates;

(b)	all covenants, agreements and conditions contained in this Agreement that BIC is required to perform on or prior to the Closing Time shall have been performed or complied with in all material respects;

(c)	BILP shall have obtained all necessary qualifications and receipts under applicable securities laws, or obtained exemptions therefrom, required by any jurisdiction for the offer and sale of the RPUs to BIC;

(d)	the sale of the RPUs shall not be prohibited by any law or governmental order or regulation; and

(e)	no proceeding challenging this Agreement or the transactions contemplated by this Agreement, or seeking to prohibit, alter, prevent or materially delay the closing of the issuance of the RPUs shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

E.	Assignment

7.             Except as provided in this section, no party may assign its rights or benefits under this Agreement. BIC may, at any time prior to the Closing Time assign all, or any part of, its rights and benefits under this Agreement to any subsidiary of BAM who delivers an instrument in writing to BILP confirming that it is bound by and shall perform all of the obligations of BIC under this Agreement as if it were an original signatory; provided that, no such assignment shall relieve BIC of its obligations under this Agreement. In the event of an assignment as contemplated by this section, any reference in this Agreement to “BIC” shall be deemed to include the assignee.

F.	Notices

8.             Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To BILP:

Brookfield Infrastructure L.P.
Canon’s Court
73 Front Street
Hamilton, HM 12, Bermuda

Email:               jane.sheere@brookfield.com
Attention:         Corporate Secretary

To BIC:

Brookfield Investments Corporation
Suite 300, Brookfield Place
181 Bay Street, Box 762
Toronto, Ontario M5J 2T3

Email:               kathy.sarpash@brookfield.com
Attention:         Senior Vice President & General Counsel

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

G.	General

9.             Time shall, in all respects, be of the essence in this Agreement.

10.          All dollar amounts referred to in this Agreement are expressed in U.S. dollars and, for greater certainty, “$” means U.S. dollars, unless otherwise indicated.

11.           The headings contained in this Agreement are for convenience only and do not affect the construction or interpretation of this document.

12.           The terms and provisions of this Agreement shall be binding upon and enure to the benefit of BILP and BIC and their respective successors and permitted assigns.

13.           This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein

14.           This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

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Dated as of the date first written above.

BROOKFIELD INVESTMENTS CORPORATION

Per:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Senior Vice President & General Counsel

This Agreement is accepted by BILP as of the date first written above.

BROOKFIELD INFRASTRUCTURE L.P., by its managing general partner, BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

Per:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

[Subscription Agreement - BILP]